Exhibit 99.1

Contact:	Adam C. Derbyshire	G. Michael Freeman
	Executive Vice President	Associate Vice President, Investor Relations
	and Chief Financial Officer	and Corporate Communications
	919-862-1000	919-862-1000

SALIX PHARMACEUTICALS REPORTS

3Q2011 RESULTS AND RAISES 2011 GUIDANCE

Management Increases 2011 Guidance to Revenue of $535 Million and PreTax Income of $130 Million (excluding payments to Lupin)

81% Increase in Year-over-Year 3Q Product Revenue

44% Increase in Year-over-Year 3Q and 69% Increase in Year-to-Date XIFAXAN® Prescriptions on a Milligram Basis

54% Increase in Year-over-Year 3Q and 74% Increase in Year-to-Date APRISO® Prescriptions

sNDA for RELISTOR® Subcutaneous Injection to Treat Opioid-Induced Constipation in Patients with Non-Cancer Pain Accepted for Filing and Issued PDUFA Action Date of April 27, 2012

XIFAXAN IBS FDA Advisory Committee to Convene November 16, 2011

RALEIGH, NC, November 8, 2011 - Salix Pharmaceuticals, Ltd. (NASDAQ:SLXP) today announced financial and operating results for the third quarter ended September 30, 2011 and other business updates.

Total product revenue was $146.2 million for the third quarter of 2011, an 81% increase compared to $80.6 million for the third quarter of 2010. Total product revenue for the first nine months of 2011 was $385.3 million, a 76% increase compared to $218.5 million for the first nine months of 2010. XIFAXAN® revenue for the third quarter of 2011 was $96.7 million, a 48% increase compared to $65.2 million for the third quarter of 2010.

XIFAXAN revenue for the first nine months of 2011 was $264.4 million, a 58% increase compared to $167.4 million for the first nine months of 2010.

Total cost of products sold was $24.1 million for the third quarter of 2011 and $67.9 million for the first nine months of 2011, compared to $14.5 million for the third quarter of 2010 and $41.5 million for the first nine months of 2010. Gross margin on total product revenue was 83.5% for the third quarter of 2011 compared to 82.0% for the third quarter of 2010, and 82.4% for the first nine months of 2011 compared to 81.0% for the first nine months of 2010. Research and development expenses were $24.8 million for the third quarter of 2011 and $85.3 million for the first nine months of 2011, compared to $19.7 million and $61.5 million, respectively, for the prior year periods. Selling, general and administrative expenses were $41.4 million for the third quarter of 2011 and $132.8 million for the first nine months of 2011, compared to $39.4 million and $116.7 million, respectively, for the prior year periods. The Company reported net income of $34.3 million, or $0.55 per share, fully diluted, for the third quarter of 2011.

Net income on a non-GAAP basis, excluding the impact of payments to Lupin for exclusive worldwide rights to Lupin’s rifaximin technology, non-cash charges for expenses related to Salix’s outstanding convertible debt, depreciation, amortization, and stock-based compensation expense, was $48.7 million, or $0.77 per share, for the three-month period ended September 30, 2011, and $103.2 million, or $1.64 per share, for the nine-month period ended September 30, 2011. We believe these non-GAAP measures might provide investors additional relevant information, in part for purposes of historical comparison. In addition, we use these non-GAAP measures to analyze our performance in more detail and with better historical comparability; however, you should be aware that non-GAAP measures are not superior to, nor a substitute for, the comparable GAAP measures. A reconciliation of our non-GAAP measures to the comparable GAAP measures is provided in the accompanying financial table.

Cash and cash equivalents were $498.2 million as of September 30, 2011.

Adam Derbyshire, Executive Vice President and Chief Financial Officer, stated, “We continue to be extremely pleased with the performance of XIFAXAN® 550 mg. During the third quarter of 2011 our XIFAXAN prescription business, comprised of XIFAXAN 200 mg tablets and XIFAXAN 550 mg tablets, demonstrated impressive growth, on a milligram basis, of 44% compared to the third quarter of 2010 and 69% compared to the first nine months of 2010. APRISO® also demonstrated strong prescription year-over-year growth of 54% for the third quarter of 2011 and 74% year-over-year growth for the first nine months of 2011 compared to the respective periods of 2010.

“We are increasing our estimate of 2011 total Company product revenue to approximately $535 million. This revised 2011 revenue guidance represents 59% growth over 2010 revenue. We now believe we will be able to generate approximately $130 million in pre-tax income for the full year ending December 31, 2011 (excluding payments to Lupin for exclusive worldwide rights to Lupin’s rifaximin technology). We believe research and development expenditures and selling, general and administrative expenditures, combined, will be approximately $270 million for 2011, excluding those payments to Lupin. The Company expects to be profitable during 2011, but because of net operating loss carryforward, we anticipate recognizing an effective tax rate of less than 10% for the full year 2011. The current annualized run rates, based on dollarizing the September 2011 prescription data for XIFAXAN, our bowel cleansing products, APRISO®, RELISTOR® (U.S.) and our ‘other products’, are approximately $395 million, $95 million, $68 million, $16 million and $11 million, respectively.”

Carolyn Logan, President and Chief Executive Officer, stated, “XIFAXAN continues to grow sequentially, with prescriptions, on a milligram basis, increasing 6% for the third quarter of 2011 compared to the second quarter of 2011. XIFAXAN prescriptions exceeded one billion milligrams for both August and September. APRISO also continued to exceed the Company’s expectations during the quarter. APRISO prescriptions increased 7% during the third quarter of 2011 compared to the second quarter of 2011. RELISTOR (U.S.) prescriptions increased 18% during the third quarter of 2011 compared to the second quarter of 2011.

“During the quarter the Company continued to prepare for the November 16, 2011 meeting with the Gastrointestinal Drugs Advisory Committee of the FDA to discuss the design of a clinical trial to evaluate the safety, efficacy and durability of response with repeat treatment cycles of XIFAXAN for irritable bowel syndrome (IBS) with diarrhea. Earlier in 2011 the FDA requested evidence that rifaximin is effective with repeat treatment cycles following recurrence of symptoms. Currently, data from several retrospective chart reviews demonstrate efficacy with repeat use of rifaximin and provide confidence regarding a high probability of success in this next prospective trial. Over the past five months, subsequent to our June 20, 2011 End of Review Conference with the FDA, Salix and the FDA have been working collaboratively to develop a study proposal intended to collect prospective controlled data to support repeat use of rifaximin in IBS with diarrhea following the recurrence of symptoms. We look forward to the opportunity to discuss this jointly-developed clinical trial design proposal to evaluate the safety, efficacy and durability of response with repeat treatment cycles of XIFAXAN for IBS with diarrhea with the Advisory Committee on November 16. Depending on the outcome of the discussions at the Advisory Committee, we plan to finalize the protocol with a goal of initiating patient enrollment into a retreatment trial by the end of the year 2011 or early 2012. Currently we anticipate that approximately 24 months could be required to complete the trial, file a resubmission to the Complete Response Letter and secure an FDA decision regarding approval.

“In late August the FDA accepted for filing the supplemental New Drug Application for RELISTOR Subcutaneous Injection to treat opioid-induced constipation in patients with non-cancer pain and issued an action date of April 27, 2012 under the Prescription Drug User Fee Act (PDUFA). Regarding crofelemer, during the second quarter of 2011 the FDA requested additional analytical data. These data are being collected and we intend to submit the crofelemer NDA by the end of 2011. Patient enrollment in the budesonide foam Phase 3 trial passed the half-way mark during the third quarter of 2011. At this time, we are targeting to submit the NDA for budesonide foam by the end of 2012 or early 2013. Additionally, during the third quarter work progressed on the development of a next generation rifaximin. Currently we anticipate initiating the first pharmacokinetic trial in man of several rifaximin next-generation formulations by the end of 2011.

“In October we granted a license to Link Healthcare to market RELISTOR in Australia, New Zealand, South Africa and Asia. Efforts continue to secure a distribution partner for Europe.

“Our core business is strong and growing. In the near term we anticipate that our currently marketed products should continue to generate revenue at a robust rate. Our portfolio of marketed products is complemented by our impressive pipeline of product candidates in development that should drive additional revenue growth over the long term as they are commercialized. We believe combined peak-year sales, which we define as the seventh year of sales of a product, of our new product candidates currently in development – XIFAXAN for IBS, subcutaneous injection and oral RELISTOR for chronic, non-cancer pain, crofelemer, budesonide foam and Lumacan – could total approximately $4 billion. Additionally, the Company continues to actively pursue additional product opportunities to expand and broaden our product portfolio. We are extremely pleased with the success we have achieved to date and we believe the Company is well-positioned to continue to succeed in our mission of being the leading U.S. specialty pharmaceutical company licensing, developing and marketing innovative products to healthcare professionals to prevent or treat gastrointestinal disorders.”

The Company will host a conference call at 5:00 p.m. ET, on Tuesday, November 8, 2011. Interested parties can access the conference call by way of web cast or telephone. The live web cast will be available at www.salix.com. A replay of the web cast will be available at the same location. The telephone numbers to access the live conference call are (877) 718-4253 (U.S. and Canada) or (706) 902-2163 (international.) The telephone numbers to access the replay of the call are (855) 859-2056 or (800) 585-8367 (U.S. and Canada) or (404) 537-3406 (international). The access code for the replay is 20119457.

About Salix

Salix Pharmaceuticals, Ltd., headquartered in Raleigh, North Carolina, develops and markets prescription pharmaceutical products for the prevention and treatment of gastrointestinal diseases. Salix’s strategy is to in-license late-stage or marketed proprietary therapeutic drugs, complete any required development and regulatory submission of these products, and market them through the Company’s gastroenterology specialty sales and marketing team.

Salix markets XIFAXAN® (rifaximin) tablets 200 mg and 550 mg, MOVIPREP® (PEG 3350, Sodium Sulfate, Sodium Chloride, Potassium Chloride, Sodium Ascorbate and Ascorbic Acid for Oral Solution), OSMOPREP® (sodium phosphate monobasic monohydrate, USP and sodium phosphate dibasic anhydrous, USP) Tablets, VISICOL® (sodium phosphate monobasic monohydrate, USP, and sodium phosphate dibasic anhydrous, USP) Tablets, APRISO™ (mesalamine) extended-release capsules 0.375 g, METOZOLV® ODT (metoclopramide HCl), RELISTOR® (methylnaltrexone bromide) Subcutaneous Injection, PEPCID® (famotidine) for Oral Suspension, Oral Suspension DIURIL® (Chlorothiazide), AZASAN® (Azathioprine) Tablets, USP, 75/100 mg, ANUSOL-HC® 2.5% (Hydrocortisone Cream, USP), ANUSOL-HC® 25 mg Suppository (Hydrocortisone Acetate), PROCTOCORT® Cream (Hydrocortisone Cream, USP) 1% and PROCTOCORT® Suppository (Hydrocortisone Acetate Rectal Suppositories) 30 mg. Crofelemer, budesonide foam, RELISTOR® , Lumacan® and rifaximin for additional indications are under development.

For full prescribing information and important safety information on Salix products, including BOXED WARNINGS for VISICOL, OSMOPREP and METOZOLV, please visit www.salix.com where the Company promptly posts press releases, SEC filings and other important information or contact the Company at 919 862-1000.

Salix trades on the NASDAQ Global Select Market under the ticker symbol “SLXP”.

For more information, please visit our Website at www.salix.com or contact the Company at 919-862-1000. Follow us on Twitter (@SalixPharma) and Facebook (www.facebook.com/SalixPharma). Information on our web site is not incorporated in our SEC filings.

###

Please Note: The materials provided herein contain projections and other forward–looking statements regarding future events. Such statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include, among others: the cost, timing and results of clinical trials and other development activities involving pharmaceutical products; generic and other competition in an increasingly global industry; litigation and the possible impairment of, or inability to obtain, intellectual property rights and the costs of obtaining such rights from third parties in an increasingly global industry; the unpredictability of the duration and results of regulatory review of New Drug Applications and Investigational NDAs; post-marketing approval regulation; market acceptance for approved products; revenue recognition and other critical accounting policies; and the need to acquire new products. The reader is referred to the documents that the Company files from time to time with the Securities and Exchange Commission.

Salix Pharmaceuticals, Ltd.

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2011	2010	2011	2010
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Revenues:
Net product revenues	$146,247	$80,625	$385,306	$218,475

Costs and Expenses:
Cost of products sold	24,056	14,497	67,884	41,456
Amortization of product rights and intangible assets	2,890	2,479	8,017	8,096
Intangible impairment charge	—		—	30,035
Research and development	24,814	19,732	85,294	61,510
Selling, general and administrative	41,439	39,422	132,786	116,726

Total costs and expenses	93,199	76,130	293,981	257,823

Income (loss) from operations	53,048	4,495	91,325	(39,348)
Interest expense	(8,080)	(7,663)	(23,932)	(13,226)
Interest and other income	509	964	2,082	1,784

Income (loss) before income tax	45,477	(2,204)	69,475	(50,790)
Income tax expense	11,198	517	15,671	742

Net Income (loss)	$34,279	$(2,721)	$53,804	$(51,532)

Income (loss) per share, basic	$0.58	$(0.05)	$0.92	$(0.90)

Income (loss) per share, diluted	$0.55	$(0.05)	$0.89	$(0.90)

Shares used in computing net income (loss) per share, basic	59,076	57,823	58,573	57,059

Shares used in computing net income (loss) per share, diluted	65,160	57,823	65,405	57,059

Reconciliation of GAAP Amounts to Non-GAAP Amounts:

(In thousands, except per share data)

We are disclosing our non-GAAP Condensed Consolidated Statements of Operations, as adjusted, to eliminate the impact of the intangible impairment charge related to Pepcid that occurred in June 2010, the $10M Lupin payment that occured in February 2011, subsequent quarterly payments of $1.5 million in the second and third quarters of 2011 to Lupin, and the non-cash depreciation, amortization, stock-based compensation, and convertible debt interest expense that occured in the three month and nine month periods ending September 30, 2011 and 2010, respectively. We believe these non-GAAP measures might provide investors additional relevant information, in part for purposes of historical comparison. In addition, we use these non-GAAP measures to analyze our performance in more detail and with better historical comparability; however, you should be aware that non-GAAP measures are not superior to nor a substitute for the comparable GAAP measures. A reconciliation of our non-GAAP measures to the comparable GAAP measures follows.

	September 30, 2011	Three Months Ended September 30, 2011 - Non-GAAP Adjustments	September 30, 2011 - Non-GAAP as adjusted	September 30, 2010	Three Months Ended September 30, 2010 - Non-GAAP Adjustments	September 30, 2010 - Non-GAAP as adjusted
	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Revenues:
Net product revenues	$146,247	$—	$146,247	$80,625	$—	$80,625

Costs and Expenses:
Cost of products sold	24,056	—	24,056	14,497	—	14,497
Amortization of product rights and intangible assets	2,890	(2,890)	—	2,479	(2,479)	—
Intangible impairment charge	—		—	—		—
Research and development	24,814	(2,531)	22,283	19,732	(706)	19,026
Selling, general and administrative	41,439	(4,124)	37,315	39,422	(2,826)	36,596

Total costs and expenses	93,199	(9,545)	83,654	76,130	(6,011)	70,119

Income (loss) from operations	53,048	9,545	62,593	4,495	6,011	10,506
Interest expense	(8,080)	4,882	(3,198)	(7,663)	4,503	(3,160)
Interest and other income	509	—	509	964	—	964

Income (loss) before income tax	45,477	14,427	59,904	(2,204)	10,514	8,310
Income tax expense	11,198	—	11,198	517	—	517

Net Income (loss), as adjusted	$34,279	$14,427	$48,706	$(2,721)	$10,514	$7,793

Income (loss) per share, basic	$0.58	$0.24	$0.82	$(0.05)	$0.18	$0.13

Income (loss) per share, diluted	$0.55	$0.22	$0.77	$(0.05)	$0.18	$0.14

Shares used in computing net income (loss) per share, basic	59,076	59,076	59,076	57,823	57,823	57,823

Shares used in computing net income (loss) per share, diluted	65,160	65,160	65,160	57,823	57,823	65,863

	September 30, 2011 (unaudited)	Nine Months Ended September 30, 2011 - Non-GAAP Adjustments (unaudited)	September 30, 2011 - Non-GAAP as adjusted (unaudited)	September 30, 2010 (unaudited)	Nine Months Ended September 30, 2010 - Non-GAAP Adjustments (unaudited)	September 30, 2010 - Non-GAAP as adjusted (unaudited)
Revenues:
Net product revenues	$385,306	$—	$385,306	$218,475	$—	$218,475

Costs and Expenses:
Cost of products sold	67,884	—	67,884	41,456	—	41,456
Amortization of product rights and intangible assets	8,017	(8,017)	—	8,096	(8,096)	—
Intangible impairment charge	—		—	30,035	(30,035)	—
Research and development	85,294	(15,816)	69,478	61,510	(1,841)	59,669
Selling, general and administrative	132,786	(11,265)	121,521	116,726	(7,365)	109,361

Total costs and expenses	293,981	(35,098)	258,883	257,823	(47,337)	210,486

Income (loss) from operations	91,325	35,098	126,423	(39,348)	47,337	7,989
Interest expense	(23,932)	14,334	(9,598)	(13,226)	7,325	(5,901)
Interest and other income	2,082	—	2,082	1,784	—	1,784

Income (loss) before income tax	69,475	49,432	118,907	(50,790)	54,662	3,872
Income tax expense	15,671	—	15,671	742	—	742

Net Income (loss), as adjusted	$53,804	$49,432	$103,236	$(51,532)	$54,662	$3,130

Income (loss) per share, basic	$0.92	$0.84	$1.76	$(0.90)	$0.96	$0.05

Income (loss) per share, diluted	$0.89	$0.76	$1.64	$(0.90)	$0.96	$0.11

Shares used in computing net income (loss) per share, basic	58,573	58,573	58,573	57,059	57,059	57,059

Shares used in computing net income (loss) per share, diluted	65,405	65,405	65,405	57,059	57,059	65,009

Salix Pharmaceuticals, Ltd.

Condensed Consolidated Balance Sheets

(In thousands)

	September 30, 2011	December 31, 2010
	(unaudited)
Assets
Cash and cash equivalents	$498,229	$518,030
Accounts receivable, net	169,912	140,177
Inventory, net	44,206	16,021
Other assets	323,911	177,315

Total Assets	$1,036,258	$851,543

Liabilities and Stockholders’ Equity
Accounts payable and other liabilities	$555,831	$449,624

Total liabilities	555,831	449,624

Common stock	59	58
Additional paid-in-capital	649,589	624,886
Accumulated deficit	(169,221)	(223,025)

Total stockholders’ equity	480,427	401,919

Total Liabilities and Stockholders’ Equity	$1,036,258	$851,543